Exhibit 10.1

DESKTOP METAL, INC.
SEVERANCE PLAN

I.	PURPOSE

The purpose of this Desktop Metal, Inc. Severance Plan (the “Plan”) is to encourage certain employees of Desktop Metal, Inc. (the “Company”) to remain in the employ of the Company by providing severance protections to such employees in the event their employment is terminated under the circumstances described in this Plan.

II.	DEFINITIONS

For purposes of this Plan, the following terms shall have the meanings set forth below:

1.             “Accrued Rights” means, with respect to a Participant, any earned but unpaid base salary or wages and any other amounts or benefits, including accrued paid time off to the extent payable upon termination pursuant to the Company’s policies, under the Company’s employee benefit plans, programs or arrangements to which the Participant is entitled pursuant to the terms of such plans, programs or arrangements or applicable law, payable in accordance with the terms of such plans, programs or arrangements or as otherwise required by applicable law.

2.             “Administrator” means the Committee or its designee. In the absence of a contrary designation by the Committee, the Administrator shall be the Company’s principal Human Resources officer.

3.             “Affiliate” means, with respect to any person or entity, any other person or entity that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such person or entity. For purposes of this definition, “control,” when used with respect to any person or entity, means the power to direct the management and policies of such person or entity, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

4.             “Annual Bonus” means, with respect to any Participant, the Participant’s annual cash bonus opportunity, if any.

5.             “Base Compensation” means, with respect to any Participant, the Participant’s base salary or hourly wage at the rate in effect on the Participant’s Termination Date, disregarding for this purpose any decrease that provides a basis for Good Reason, if applicable.

6.             “Board” means the Board of Directors of the Company.

7.             “Cause” means, with respect to a Participant, (a) if the Participant is party to an Employment Agreement that defines Cause (or a term of similar effect), Cause (or such term of similar effect) as defined in the Participant’s Employment Agreement or (b) if the Participant is not party to an Employment Agreement that defines Cause (or a term of similar effect), the Participant’s (i) failure to substantially perform the Participant's duties (other than a failure resulting from the Participant's Disability); (ii) failure to carry out, or comply with any lawful and reasonable directive of the Board or the Participant’s immediate supervisor; (iii) unauthorized use or disclosure of confidential information or trade secrets of the Company or any of its subsidiaries or any material breach of a written agreement between the Participant and the Company or any of its subsidiaries; (iv) act or omission that could reasonably be expected to result in (or has resulted in) the Participant’s conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or indictable offense or crime involving moral turpitude; (v) unlawful use (including being under the influence) or possession of illegal drugs on the premises of the Company or any of its subsidiaries or while performing the Participant’s duties and responsibilities for the Company or any of its subsidiaries; or (vi) commission of an act of fraud, embezzlement, misappropriation, misconduct, or breach of fiduciary duty against the Company or any of its subsidiaries.

8.             “Change in Control” means and includes each of the following:

(a)           A transaction or series of transactions (other than an offering of common stock of the Company to the general public through a registration statement filed with the Securities and Exchange Commission or a transaction or series of transactions that meets the requirements of clauses (i) and (ii) of subsection (c) below) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(b)           During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in subsections (a) or (c)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(c)           The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i)             which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii)             after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any amount payable hereunder which constitutes or provides for the deferral of compensation and is subject to Section 409A, the transaction or event with respect to such amount must also constitute a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5) to the extent required by Section 409A.

9.             “CIC Severance Multiplier” means, with respect to any Participant, the number set forth opposite such Participant’s Employment Level under the heading “CIC Severance Multiplier” on Schedule A.

10.           “CIC Severance Period” means, with respect to any Participant, the period of time set forth opposite such Participant’s Employment Level under the heading “CIC Severance Period” on Schedule A.

11.           “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

12.           “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto, and the regulations promulgated thereunder, as in effect from time to time.

13.           “Committee” means the Compensation Committee of the Board.

14.           “Disability” means, at any time the Company or any of its Affiliates sponsors a long-term disability plan for the Company’s employees, “disability” as defined in such long-term disability plan for the purpose of determining a participant’s eligibility for benefits, provided, however, if the long-term disability plan contains multiple definitions of disability, “Disability” shall refer to that definition of disability which, if a Participant qualified for such disability benefits, would provide coverage for the longest period of time. The determination of whether the Participant has a Disability shall be made by the person or persons required to make disability determinations under the long-term disability plan. At any time the Company does not sponsor a long-term disability plan for its employees, “Disability” shall mean the Participant’s inability to perform, with or without reasonable accommodation, the essential functions of the Participant’s positions for a total of three months during any six-month period as a result of incapacity due to mental or physical illness as determined by a physician selected by the Company or its insurers. Any refusal by the Participant to submit to a medical examination for the purpose of determining Disability shall be deemed to constitute conclusive evidence of the Participant’s Disability.

15.           “Employee” means an individual who is an employee (within the meaning of Code Section 3401(c)) of the Company or any of its subsidiaries.

16.           “Employment Agreement” means, with respect to any Participant, the Participant’s employment agreement or offer letter with the Company or any of its subsidiaries, if such an agreement exists and is in effect as of the relevant time.

17.           “Employment Level” means, with respect to any Participant, the Participant’s employment level designated in the Participant’s Participation Notice.

18.           “Good Reason” means, solely with respect to a Participant with an Employment Level of C-Suite Executive, (a) if the Participant is party to an Employment Agreement that defines Good Reason (or a term of similar effect), Good Reason (or such term of similar effect) as defined in the Participant’s Employment Agreement or (b) if the Participant is not party to an Employment Agreement that defines Good Reason (or a term of similar effect), the occurrence of any of the following without the Participant’s prior written consent: (i) a reduction of the Participant’s Base Compensation, other than a reduction of less than 10% that is implemented in connection with a contemporaneous reduction in annual base salaries affecting substantially all other similarly situated employees of the Company; (ii) a material decrease in the Participant’s authority, title, duties or areas of responsibility (in all events, other than in connection with a Change in Control immediately after which the Participant continues to hold substantially the same position (i.e., the same authority, title, duties, and areas of responsibility) with the Company or the Company’s business, as such business existed immediately prior to the Change in Control, as the Participant held immediately before the Change in Control); or (iii) a relocation of the Participant’s principal place of employment to a location that is more than thirty-five (35) miles from the Participant’s principal place of employment immediately prior to such relocation, unless such new principal place of employment is closer to the Participant’s primary residence. Notwithstanding the foregoing, no Good Reason will have occurred unless and until (x) the Participant has provided the Company, within 30 days of the Participant’s knowledge of the occurrence of the facts and circumstances underlying the Good Reason event, written notice stating with reasonable specificity the applicable facts and circumstances underlying such finding of Good Reason; (y) the Participant has provided the Company with an opportunity to cure, and the Company has not cured, the same within 30 days after the receipt of such notice; and (z) the Participant terminates the Participant’s employment within 30 days after the end of the cure period.

19.           “Participant” means each Employee who is selected by the Administrator to participate in the Plan and is provided with (and, if applicable, countersigns) a Participation Notice in accordance with the Plan, other than any Employee who, at the time of his or her termination of employment, is covered by a plan or agreement with the Company or a subsidiary that provides for cash severance or termination benefits that explicitly supersedes and/or replaces the payments and benefits provided under this Plan. For the avoidance of doubt, retention bonus payments, change in control bonus payments and other similar cash payments shall not constitute “cash severance” for purposes of this definition.

20.           “Qualifying Termination” means, with respect to any Participant, a termination by the Company or its Affiliates of the Participant’s employment without Cause or, solely with respect to a Participant with an Employment Level of C-Suite Executive, a resignation by the Participant for Good Reason.

21.           “Restrictive Covenant Agreements” means the Invention and Non-Disclosure Agreement and the Non-Competition and Non-Solicitation Agreement, or other agreement regarding non-competition, non-solicitation, non-disparagement, confidentiality, assignment of inventions or other similar covenants entered, or to be entered, into between the Company and a Participant in a form satisfactory to the Company.

22.           “Section 409A” means Section 409A of the Code.

23.           “Severance Period” means, with respect to any Participant, the period of time set forth opposite such Participant’s Employment Level under the heading “Severance Period” on Schedule A.

24.           “Successor” means any employer (whether or not the employer is an Affiliate of the Company) which acquires (through merger, consolidation, reorganization, transfer, sublease, assignment or otherwise) all or substantially all of the business or assets of the Company or of a division or business of the Company.

25.           “Target Bonus Amount” means, with respect to any Participant, the Participant’s Annual Bonus, if any, at the target level in effect at the time of the Participant’s Qualifying Termination.

26.           “Termination Date” means, with respect to any Participant, the date on which a termination of the Participant’s employment, in accordance with the terms of this Plan, is effective.

III.	NOTIFICATION

The Administrator shall, pursuant to a written notice to an Employee (a “Participation Notice”), notify each Participant that such Participant has been selected to participate in the Plan.

IV.	Severance Benefits

Qualifying Termination Generally

If a Participant has a Qualifying Termination that does not occur on or within 12 months following a Change in Control, then in addition to any Accrued Rights and subject to the other conditions set forth in this Plan, the Participant will be entitled to receive the following payments and benefits:

1.             An amount in cash equal to the aggregate amount of the Participant’s Base Compensation that Participant would have received for the duration of the Severance Period, payable in regular installments during the Severance Period in accordance with the Company’s normal payroll policies; and

2.             If the Participant timely and properly elects to receive continued medical, dental or vision coverage under one or more of the Company’s group medical, dental or vision plans pursuant to COBRA, direct payment of or reimbursement to the Participant for the COBRA premiums for the Participant and the Participant’s covered dependents under such plans during the period commencing on the Termination Date and ending on the earliest of (a) the final day of the Severance Period, (b) the date the Participant and/or the Participant’s covered dependents become no longer eligible for COBRA and (c) the date the Participant becomes eligible to receive comparable healthcare coverage from a subsequent employer (and the Participant agrees to promptly notify the Company of such eligibility) (the “COBRA Continuation Period”). Notwithstanding the foregoing, if the Company determines that it cannot provide the foregoing benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act) or incurring an excise tax, the Company shall in lieu thereof pay to the Participant a taxable monthly payment in an amount equal to the monthly COBRA premium that the Participant would be required to pay to continue the Participant’s and the Participant’s covered dependents’ group health care coverage in effect on the Termination Date (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made for the remainder of the COBRA Continuation Period.

Qualifying Termination in Connection with a Change in Control

If a Participant has a Qualifying Termination that occurs on or within 12 months following a Change in Control, then in addition to any Accrued Rights and subject to the other conditions set forth in this Plan, the Participant shall be entitled to receive the following payments and benefits:

1.             An amount in cash equal to the aggregate amount of the Participant’s Base Compensation that Participant would have received for the duration of the CIC Severance Period, payable in a lump sum on the Company’s first ordinary payroll date that occurs after the Termination Date;

2.             An amount in cash equal to the product obtained by multiplying the CIC Severance Multiplier times the Participant’s Target Bonus Amount, payable in a lump sum on the Company’s first ordinary payroll date that occurs after the Termination Date;

3.             If the Participant timely and properly elects to receive continued medical, dental or vision coverage under one or more of the Company’s group medical, dental or vision plans pursuant to COBRA, direct payment of or reimbursement to the Participant for the COBRA premiums for the Participant and the Participant’s covered dependents under such plans during the period commencing on the Termination Date and ending on the earliest of (a) the final day of the CIC Severance Period, (b) the date the Participant and/or the Participant’s covered dependents become no longer eligible for COBRA and (c) the date the Participant becomes eligible to receive comparable healthcare coverage from a subsequent employer (and the Participant agrees to promptly notify the Company of such eligibility) (the “CIC COBRA Continuation Period”). Notwithstanding the foregoing, if the Company determines that it cannot provide the foregoing benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act) or incurring an excise tax, the Company shall in lieu thereof pay to the Participant a taxable monthly payment in an amount equal to the monthly COBRA premium that the Participant would be required to pay to continue the Participant’s and the Participant’s covered dependents’ group health care coverage in effect on the Termination Date (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made for the remainder of the CIC COBRA Continuation Period;

4.             All unvested equity or equity-based awards held by the Participant under any Company equity compensation plans shall become 100% vested as to any service or time vesting component; and

5.             Unless the applicable award agreement provides for a more favorable vesting provision for the Participant or explicitly states that it overrides the terms of this Plan, all unvested equity or equity-based awards held by Participant under any Company equity compensation plans shall become vested as to any performance vesting component at the target level of performance.

V.	Release of Claims; RESTRICTIVE COVENANT AGREEMENTS

Notwithstanding any provision of this Plan to the contrary, any payments and benefits provided to a Participant under this Plan, other than the Accrued Rights, shall be subject to and contingent upon (i) the Participant’s execution and delivery following the Termination Date of a release of claims against the Company in a form provided by and satisfactory to the Company (which may contain, among other terms, non-competition obligations to last for a period of up to 12 months following the Participant’s Termination Date that are otherwise substantially similar to the non-competition obligations in the Restrictive Covenant Agreement and such other restrictive covenants as determined by the Administrator) that becomes effective and irrevocable within sixty (60) days following the Termination Date (the “Release”) and (ii) the Participant’s continued compliance with the terms of the Restrictive Covenant Agreements.

VI.	Other Terminations

If a Participant’s employment is terminated in any circumstance other than a Qualifying Termination (including as a result of Participant’s death or Disability), the Participant will not be entitled to any compensation or benefits under this Plan.

VII.	Offers of Employment

A Participant shall not be entitled to any compensation or benefits under this Plan if the Participant rejects or fails to accept a written offer of employment from a Successor or from any Affiliate of the Company made on or before the Participant’s Termination Date that is for substantially comparable employment.

VIII.	Tax Matters

Withholding

The Company may deduct and withhold from any amounts payable under this Plan such federal, state, local, foreign or other taxes as are required to be withheld pursuant to any applicable law or regulation.

Non-Qualified Deferred Compensation

1.             The payments and benefits under this Plan are intended to comply with or be exempt from Section 409A and, accordingly, to the maximum extent permitted, this Plan shall be interpreted to be in compliance therewith. Notwithstanding any provision of this Plan to the contrary, in the event that the Administrator determines that any amounts payable hereunder will be immediately taxable to any Participant under Section 409A, the Administrator may (without any obligation to do so or to indemnify the Participant for failure to do so) (A) adopt such amendments to this Plan or adopt such other policies and procedures (including amendments, policies and procedures with retroactive effect) that it determines to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Plan, to preserve the economic benefits of this Plan and to avoid less favorable accounting or tax consequences for the Company and/or (B) take such other actions it determines to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder.

2.             Notwithstanding any provision of this Plan to the contrary, no termination or other similar payments and benefits under this Plan will be payable to a Participant unless the Participant’s termination of employment constitutes a “separation from service” within the meaning of Section 409A (a “Separation from Service”) and, except as provided below or if the Administrator otherwise determines, any payments or benefits payable to the Participant under this Plan will not be paid, or, in the case of installments, will not commence payment, until the first ordinary payroll date that occurs at least 60 days following the Participant’s Separation from Service (the “First Payment Date”). Any installment payments that would have been made to a Participant during the 60 day period immediately following the Participant’s Separation from Service but for the preceding sentence will be paid to the Participant on the First Payment Date and the remaining payments will be made as provided in this Plan.

3.             Notwithstanding any provision of this Plan to the contrary, if a Participant is deemed by the Company at the time of the Participant’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which the Participant is entitled under this Plan is required in order to avoid a prohibited distribution under Section 409A, such portion of the Participant’s benefits will not be provided to the Participant prior to the earlier of (i) the expiration of the six-month period measured from the date of the Participant’s Separation from Service or (ii) the date of the Participant’s death. Upon the first ordinary payroll date following the expiration of the applicable Section 409A period, all payments and benefits deferred pursuant to the preceding sentence will be paid in a lump sum to a Participant (or the Participant’s estate), and any remaining payments due to the Participant under this Plan will be paid as otherwise provided herein.

4.             A Participant’s right to receive any installment payments under this Plan shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A.

Potential Reduction of Certain “Parachute Payments”

1.             Notwithstanding any other provisions of this Plan or any Company equity plan or agreement, in the event that any payment or benefit by the Company or otherwise to or for the benefit of a Participant, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise (all such payments and benefits, including the payments and benefits under Section IV of the Plan, being hereinafter referred to as the “Total Payments”), would be subject (in whole or in part) to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced (in the order provided in subsection 2 below) to the minimum extent necessary to avoid the imposition of the Excise Tax on the Total Payments, but only if the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income and employment taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income and employment taxes on such Total Payments and the amount of the Excise Tax to which the Participant would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

2.             The Total Payments shall be reduced in the following order: (i) reduction on a pro rata basis of any cash severance payments that are exempt from Section 409A, (ii) reduction on a pro rata basis of any non-cash severance payments or benefits that are exempt from Section 409A, (iii) reduction on a pro rata basis of any other payments or benefits that are exempt from Section 409A, and (iv) reduction of any payments or benefits otherwise payable to the Participant on a pro rata basis or such other manner that complies with Section 409A; provided, in case of clauses (ii), (iii) and (iv), that reduction of any payments attributable to the acceleration of vesting of Company equity awards shall be first applied to Company equity awards that would otherwise vest last in time.

3.             All determinations regarding the reduction of any Total Payments under this Section VIII shall be made by an accounting firm or consulting group with experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax selected by the Company (the “Independent Advisors”). For purposes of such determinations, no portion of the Total Payments shall be taken into account which, in the opinion of the Independent Advisors, (i) does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) or (ii) constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation. The costs of obtaining such determination and all related fees and expenses (including related fees and expenses incurred in any later audit) shall be borne by the Company.

4.             In the event it is later determined that a greater reduction in the Total Payments should have been made to implement the objective and intent of the immediately preceding subsections 1 through 3 of this Section VIII, the excess amount shall be returned promptly by the Participant to the Company.

IX.	Duration; Termination; Amendment; Modification

This Plan shall become effective on the date this Plan is approved by the Board. The Board or the Administrator may amend, modify or terminate this Plan at any time; provided that, except as otherwise provided in Section VIII:

1.             No amendment, modification or termination may affect any right of any Participant to claim benefits under this Plan as in effect prior to such amendment, modification or termination with respect to a Termination Date that occurs prior to, or within the six (6) months following, the date of such amendment, modification or termination.

2.             Notwithstanding subsection 1 of this Section IX, during the 12 months following a Change in Control, this Plan may not be terminated or amended or modified in any manner that decreases the payments or benefits payable to any Participant or otherwise adversely affects any Participant’s economic rights hereunder.

X.	Relation to Other Plans

Nothing in this Plan will prevent or limit a Participant’s continuing or future participation in any plan, practice, policy or program provided by the Company or any Affiliate thereof for which the Participant may qualify, nor will anything in this Plan limit or otherwise affect any rights the Participant may have under any contract or agreement with the Company or any Affiliate thereof; provided, that, a Participant shall not be eligible for cash severance or termination benefits from the Company or any subsidiary of the Company, except as provided under this Plan or except as provided under the Participant’s Restrictive Covenant Agreements in situations other than a Qualifying Termination. Vested benefits and other amounts (other than severance) a Participant is otherwise entitled to receive under any incentive compensation (including any equity award agreement), deferred compensation, retirement, pension or other plan, practice, policy or program of, or any contract or agreement with, the Company or any Affiliate thereof shall be payable in accordance with the terms of each such plan, practice, policy, program, contract or agreement, as the case may be.

The benefits provided under this Plan are intended to satisfy, in whole or in part, any and all statutory obligations that may arise out of a Participant’s termination of employment, and the Company shall so construe and enforce the terms of this Plan.

XI.	Notices

All notices or other communications required or permitted by this Plan will be made in writing and all such notices or communications will be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:	Desktop Metal, Inc.
63 3rd Avenue
Burlington, MA 01803
Attention: General Counsel

If to the Participant:	The Participant’s last known address as set forth in the Company’s records.

XII.	Administration

This Plan is designed to be an “employee welfare benefit plan,” as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). This Plan is governed by ERISA and, to the extent applicable, the laws of the Commonwealth of Massachusetts, without regard to the conflicts of laws principles that would result in the applicable of the laws of another jurisdiction.

This document constitutes the official plan document and the required summary plan description under ERISA.

The Plan will be interpreted in accordance with its terms and their intended meanings. However, the Administrator and all Plan fiduciaries will have the discretion to interpret or construe ambiguous, unclear, or implied (but omitted) terms in any fashion they deem to be appropriate in their reasonable discretion, and to make any findings of fact needed in the administration of the Plan. The validity of any such interpretation, construction, decision, or finding of fact shall not be given de novo review if challenged in court, by arbitration, or in any other forum, and shall be upheld unless clearly arbitrary or capricious. All determinations by the Administrator will be final and conclusive upon all persons and be given the maximum possible deference allowed by law. The Administrator is the “named fiduciary” of the Plan for purposes of ERISA and will be subject to the fiduciary standards of ERISA when acting in such capacity. If, due to errors in drafting, any Plan provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent, or as determined by the Administrator in its reasonable discretion, the provision shall be considered ambiguous and shall be interpreted by the Administrator and all Plan fiduciaries in a fashion consistent with its intent, as determined in the reasonable discretion of the Administrator. The Administrator shall amend the Plan retroactively to cure any such ambiguity.

Source of Benefits

The Plan is unfunded, and all severance benefits will be paid from the general assets of the Company or its successor. No contributions are required under the Plan.

Claims Procedure

If an individual believes that the individual has been incorrectly denied a benefit or is entitled to a greater benefit than the benefit received under the Plan the individual or his or her duly authorized representative (a “Claimant”) may assert a claim for benefits under this Plan by filing a signed written application for benefits at the following address:

Desktop Metal, Inc.
63 3rd Avenue

Burlington, MA 01803
Attention: General Counsel

The application for benefits must identify the Plan benefits claimed and the facts and circumstances which the Claimant believes entitle him or her to those benefits. If the Claimant did not receive a Release (or received one providing for benefits in an amount less than the amount the Participant believes is due), his or her claim must be filed within 180 days after the date of the termination of employment on which the claim is based, subject to the temporary extension of deadlines described below. In all other cases, the claim must be filed no later than 180 days after the date on which payment of benefits under this Plan were discontinued or reduced, subject to the temporary extension of deadlines described below.

Claims for benefits shall be administered in accordance with Section 503 of ERISA and the Department of Labor regulations and guidance thereunder. The Administrator will notify the Claimant of its decision within 90 days after its receipt of the claim or, if special circumstances exist, within 180 days after its receipt of the claim (provided that written notice of the need and reason for the extension, as well as the date by which the Plan expects to render the decision, is provided to the Claimant within the initial 90-day period). If a claim is denied (in whole or in part), the Claimant will be provided a written notice of claim denial that will give specific reasons for the denial; identify the specific Plan provision involved; describe any additional materials or information needed for the Claimant to perfect his or her claim; and explain why the materials or information are necessary. The notice of claim denial will also provide an explanation of the appeals procedure and a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following a denied appeal. The Claimant is entitled to see all documents, records and other information that affect his or her claim. Free copies of such documents, records or other information relevant to the claim will be provided to the Claimant, upon written request to the above address.

Appeals Procedure

If a Claimant receives a notice of claim denial and he or she disagrees with the decision, the Claimant is entitled to appeal and have the denial of the claim reviewed. Any appeal must be made in writing to the Administrator within 60 days after the Claimant’s receipt of the notice of claim denial, subject to the temporary extension of deadlines described below, and should be sent to the following address:

Desktop Metal, Inc.
63 3rd Avenue

Burlington, MA 01803
Attention: General Counsel

The Claimant must be provided the opportunity to submit written comments, documents, records, and other information that affect his or her claim. The Administrator’s review of the claim must take into account all such information submitted, regardless of whether such information was submitted or considered in the initial claim denial.

The Administrator must evaluate and decide the appeal within 60 days after receipt of the appeal, or, if special circumstances exist, within 120 days after receipt of the appeal (provided that written notice of the need and reason for the extension, as well as the date by which the Plan expects to render the decision, is provided to the Claimant within the initial 60-day period). The Administrator must provide a written decision on the appeal. If the appeal is denied, the decision must state the reason(s) for the decision and any applicable Plan provision or other material on which it is based. The decision must also include a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to his or her claim, as well as a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA.

The Administrator has full authority and discretion to decide claims and appeals, including to construe, interpret and apply the terms of the Plan, to determine all questions concerning eligibility for and entitlement to benefits under this Plan. The Administrator’s decisions are final and binding.

The Claims Procedure and Appeals Procedure described in this Section must be exhausted before commencing any legal action. Furthermore, any legal action asserting a claim of entitlement to benefits under this Plan must be commenced within 180 days after the date on which the Administrator issues its decision on the Claimant’s appeal. Failure to commence a legal action within that 180-day period, or failure to submit a timely claim and timely appeal under the procedures described above, will result in the loss of any otherwise existing right to contested Plan benefits, unless the Administrator determines in its discretion that extenuating circumstances require a different result.

Temporary Extension of Deadlines to File Claims and Appeals

The Employee Benefits Security Administration, Department of Labor, Internal Revenue Service and Department of the Treasury (the “Agencies”) issued COVID-19-related relief to temporarily extend the deadlines to file ERISA claims and appeals. Under this relief, the period from March 1, 2020 until July 10, 2023 will be disregarded in determining the deadlines for a Claimant to file claims and appeals under this Plan, provided, however, that no more than one year will be disregarded in determining a given deadline.

Assistance with Questions

Individuals with questions about this Plan should contact the Administrator. Individuals with questions about this statement or about his or her rights under ERISA, or in need of assistance in obtaining documents from the Administrator, should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in the telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. A Participant may also obtain certain publications about his or her rights or responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration at 1-866-444-EBSA (3272).

If a Participant must take legal action for any reason regarding his or her Plan benefits, legal process may be served on the Administrator in care of:

Desktop Metal, Inc.
63 3rd Avenue

Burlington, MA 01803

Attention: General Counsel

If a Participant has any questions about this Plan, the Participant may contact the Company’s human resources department.

Rights under ERISA

Participants in this Plan are entitled to certain rights and protections under ERISA. ERISA provides that all Participants shall be entitled to the following:

1.             A Participant can examine, without charge, at the Administrator’s office and at other specified locations, such as worksites, all documents governing this Plan and a copy of the latest annual report (Form 5500 Series) filed by this Plan with the U.S. Department of Labor and available at the Employee Benefits Security Administration. This Plan also constitutes the official Plan document governing benefits; therefore, there are no other Plan documents that govern a Participant’s benefits.

2.             A Participant can obtain, upon written request to the Administrator, copies of documents governing the operation of the Plan, and copies of the latest annual report (Form 5500 Series) and updated summary plan description. The Administrator may make a reasonable charge for the copies.

3.             The Administrator is required by law to furnish each Participant with a copy of the summary of the Plan’s annual financial report.

4.             In addition to creating rights for Participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate this Plan, called “fiduciaries” of this Plan, have a duty to do so prudently and in the interest of Participants and beneficiaries. No one, including an employer, may fire a Participant or otherwise discriminate against a Participant in any way to prevent such Participant from obtaining a Plan benefit or exercising his or her rights under ERISA.

5.             If a Participant’s claim for a benefit under this Plan is denied or ignored, in whole or in part, he or she has a right to know why the claim was denied or ignored, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

6.             Under ERISA, there are steps a Participant can take to enforce the above rights. For instance, if a Participant requests a copy of Plan documents or the latest annual report from the Plan and does not receive it within 30 days, such Participant may file suit in a federal court. In such a case, the court may require the Administrator to provide the materials and pay such Participant up to $110 a day until the Participant receives the materials, unless the materials were not sent because of reasons beyond the control of the Administrator.

7.             If a Participant has a claim for benefits that is denied or ignored, in whole or in part, such Participant may file suit in a state or federal court.

8.             If it should happen that Plan fiduciaries misuse the Plan’s money, or if a Participant is discriminated against for asserting the Participant’s rights, such Participant may seek assistance from the U.S. Department of Labor, or may file suit in a federal court. The court will decide who should pay court costs and legal fees. If the Participant is successful, the court may order the person such Participant has sued to pay these costs and fees. If the Participant loses, the court may order the Participant to pay these costs and fees if, for example, it finds that the Participant’s claim is frivolous.

Additional Plan Information

Name of Plan:	Desktop Metal, Inc. Severance Plan[, which is a component of the [NAME OF COMPANY WRAP PLAN]][1]
Sponsor:	Desktop Metal, Inc. 63 3rd Avenue Burlington, MA 01803
Plan Administrator:	The Administrator is the Plan administrator. The business address and telephone number of the Administrator are: Desktop Metal, Inc., 63 3rd Avenue, Burlington, MA 01803; Telephone 978-224-1244
Employer Identification Number:	[______]
Plan Number	[__]
Plan Year:	Calendar year
Plan Costs:	The costs of the Plan are paid by the Company.
Type of Administration:	Self-administration by the Administrator

* * * * *

1 DM: If you have a wrap welfare plan and will use the same plan number, then include this bracketed text.

Schedule A

Employment Level	Severance Period	CIC Severance Period	CIC Severance Multiplier
C-Suite Executive	9 months	12 months	1
Senior Vice President	6 months	9 months	0.75

PARTICIPATION NOTICE

DESKTOP METAL, INC. SEVERANCE PLAN

[Date]

Dear [_________]:

Desktop Metal, Inc. (the “Company”) is providing you with this Participation Notice to inform you that you have been designated as a Participant in, and are eligible to receive severance payments and benefits (the “Severance Benefits”) under, the Desktop Metal, Inc. Severance Plan (the “Plan”) at the Employment Level of [C-Suite Executive/Senior Vice President]. A copy of the Plan is being provided to you herewith. Capitalized terms used but not otherwise defined in this Participation Notice will have the definitions provided in the Plan.

As a Participant in the Plan, you will be eligible to receive the Severance Benefits upon a Qualifying Termination, subject to your timely execution and, to the extent applicable, non-revocation of a Release in accordance with the terms of the Plan, and subject to the additional requirements specified in the Plan and this Participation Notice. The amount of Severance Benefits you are eligible to receive is based on your Employment Level and is described in Schedule A to the Plan.

This Participation Notice is subject in all respects to the terms, conditions and provisions of the Plan, as amended from time to time, all of which are made a part of and incorporated by reference into this Participation Notice. In the event of any conflict between the terms of this Participation Notice and the terms of the Plan, the terms of the Plan shall govern. By signing below, you acknowledge and agree that (i) you have received and reviewed a copy of the Plan, (ii) participation in the Plan requires that you irrevocably and voluntarily agree to the terms of the Plan and the terms set forth in this Participation Notice, and (iii) any prior agreement, arrangement and understanding between you and the Company and/or any subsidiary with respect to cash severance pay or termination benefits is hereby revoked and ineffective (including with respect to any severance arrangement contained in an effective employment agreement or employment letter agreement by and between you and the Company (and/or any subsidiary)).

If you have any questions regarding the foregoing, please contact [_________]. Please confirm your agreement to the foregoing by executing this Participation Notice where indicated below and returning a copy to the undersigned.

Sincerely,

Desktop Metal, Inc.

By:

Name: [_________]
Title: [_________]

ACKNOWLEDGED AND AGREED:

_______________________________________

[Name]

2

Exhibit A

Desktop Metal, Inc. Severance Plan